Exhibit 10.8

ZimVie Inc.

2022 STOCK INCENTIVE PLAN

THREE-YEAR CLIFF RESTRICTED STOCK UNIT AWARD

ZimVie Inc. (the “Company”) granted you this restricted stock unit (“RSU”) award (“Award”) pursuant to the Company’s 2022 Stock Incentive Plan (“Plan”). Each RSU represents an unfunded, unsecured promise by the Company to deliver one share of Common Stock (“Share”) to you, subject to the fulfillment of the vesting requirements set forth in this agreement (“Agreement”) and all other restrictions, terms and conditions contained in this Agreement and in the Plan. Except as may be required by law, you are not required to make any payment (other than payments for Tax-Related Items pursuant to Section 7 hereof) or provide any consideration other than the satisfaction of the vesting requirements. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

Important Notice. If you do not wish to receive the RSUs and/or do not consent and agree to the terms and conditions on which the RSUs are offered, as set forth in this Agreement and the Plan, then you must reject the RSUs no later than 60 days following the Grant Date specified in Section 1 hereof. If you reject the Award, any right to the underlying RSUs will be cancelled. Your failure to reject the Award within this 60-day period will constitute your acceptance of the RSUs and your agreement with all terms and conditions of the Award, as set forth in this Agreement and the Plan.

1. Grant Date [•] (the “Grant Date”).

2. Number of RSUs Subject to this Award The number of RSUs subject to this Award was communicated to you separately and is posted to your online ZimVie – Fidelity account.

3. Vesting Schedule An RSU granted in this Award shall be subject to the restrictions and conditions set forth herein during the period from the Grant Date until such RSU becomes vested and nonforfeitable (the “Restriction Period”). Except as otherwise set forth in Section 6 below, 100% of the RSUs granted in this Award shall become vested and nonforfeitable on the third anniversary of the Grant Date provided that you have been continuously providing service to the Company or an Affiliate since the Grant Date.

4. Stockholder Rights You will have none of the rights of a holder of Common Stock (including any voting rights, rights with respect to cash dividends paid by the Company on its Common Stock or any other rights whatsoever) until the Award is settled by the issuance of Shares to you.

5. Conversion of RSUs and Issuance of Shares Subject to the terms and conditions of this Agreement and the Plan, the Company will issue and deliver Shares to you within 60 days after the lapse of the Restriction Period for those RSUs. No fractional Shares will be issued under this Agreement. The Company will not be required to issue or deliver any Shares prior to (a) the admission of such Shares to listing on any stock exchange on which the stock may then be listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or rulings or regulations of any governmental regulatory body, or (c) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable. The Company reserves the right to determine the manner in which the Shares are delivered to you, including but not limited to delivery by direct registration with the Company’s transfer agent.

6. Termination of Service

(a) For all purposes of this Agreement, the term “Service Termination Date” shall mean the earlier of (i) the date, as determined by the Company, that you are no longer actively providing Service to the Company or the Service Recipient, and in the case of an involuntary termination of Service, such date shall not be extended by any notice period mandated under local law (e.g., active Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any); or (ii) the date, as determined by the Company, that your Service Recipient is no longer an Affiliate.

(b) (i) A transfer of your Service from the Company to an Affiliate, or vice versa, or from one Affiliate to another, (ii) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing by the Company, provided your right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of Service. However, your failure to return to the Service of the Company or the Service Provider at the end of an approved leave of absence shall be deemed a termination of Service. During a leave of absence as defined in (ii) or (iii), you will be considered to have been continuously providing Service.

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(c) Except as set forth below, if your Service Termination Date occurs before all of the RSUs have become vested, the RSUs that are not already vested as of your Service Termination Date shall be forfeited and immediately cancelled.

(d) If after you have been continuously providing Service to the Company or the Service Recipient for one year or more from the Grant Date, you terminate employment on account of Retirement or death, the restrictions with respect to all unvested RSUs granted in this Award shall be waived and the RSUs will be deemed fully vested as of your Service Termination Date (subject to any applicable requirements described in the definition of “Retirement” in the Plan).

(e) In the event of your death prior to the delivery of Shares issuable pursuant to RSUs under this Agreement, such Shares shall be delivered to the duly appointed legal representative of your estate or to the proper legatees or distributees thereof, upon presentation of documentation satisfactory to the Committee.

7. Responsibility for Taxes

(a) You acknowledge that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax (including federal, state and local taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Service Recipient to be an appropriate charge to you even if legally applicable to the Company or the Service Recipient (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the Award, the vesting or settlement of the RSUs, the conversion of the RSUs into Shares, the subsequent sale of any Shares acquired at vesting or the receipt of any dividends; and (ii) do not commit to, and are under no obligation to, structure the terms or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company or the Service Recipient (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to pay, or make adequate arrangements satisfactory to the Company or to the Service Recipient (in their sole discretion) to satisfy all Tax-Related Items. In this regard and, if permissible under local law, you authorize the Company and/or the Service Recipient, at their discretion, to satisfy any applicable obligations with respect to all Tax-Related Items in one or a combination of the following: (i) requiring you to pay an amount necessary to pay the Tax-Related Items directly to the Company (or the Service Recipient) in the form of cash, check or other cash equivalent; (ii) withholding such amount from wages or other cash compensation payable to you by the Company and/or the Service Recipient; (iii) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization or such other authorization, without further consent, as you may be required to provide to the Company or Fidelity Stock Plan Services, LLC (“Fidelity”) (or any other designated broker)); or (iv) withholding in Shares to be issued upon settlement of the RSUs. If you are a Section 16 officer of the Company under the Exchange Act (“Section 16 officer”) who is primarily providing services in the U.S., withholding obligations for Tax-Related Items shall be satisfied by the mandatory withholding in Shares. If you are a Section 16 officer who is primarily providing services outside the U.S., any withholding in Shares to satisfy applicable withholding obligations shall be determined by the Committee prior to the applicable withholding event.

(c) Depending on the withholding method, the Company and/or the Service Recipient May withhold or account for Tax-Related Items by considering statutory or other applicable withholding rates, including maximum rates applicable in your jurisdiction. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (without any entitlement to the Shares) or, if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities. You agree that the amount withheld may exceed your actual liability. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d) Finally, you agree to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

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8. Nature of Grant In accepting the RSUs, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, consistent with the Plan’s terms;

(b) the Award is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

(c) all decisions with respect to future RSU or other awards, if any, will be at the sole discretion of the Company;

(d) the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Service Recipient or any Affiliate and shall not interfere with the ability of the Company, the Service Recipient or any Affiliate, as applicable to terminate your Service relationship (if any);

(e) your participation in the Plan is voluntary;

(f) the Award, the Shares subject to the RSUs, and the income from and value of same are not intended to replace any pension rights or compensation provided by the Service Recipient or required under applicable law;

(g) the Award and the Shares subject to the RSUs, and the income from and value of same are not part of normal or expected compensation for purposes of calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement benefits or similar mandatory payments;

(h) the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

(i) no claim or entitlement to compensation arises from forfeiture of RSUs resulting from termination of your Service relationship with the Company or the Service Recipient (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any), or resulting from a breach or violation as described in Section 15 or Section 16 below;

(j) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and

(k) the following provisions apply only if you are providing services outside the United States: (i) the Award and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose; and (ii) you acknowledge and agree that neither the Company, the Service Recipient nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

9. No Advice Regarding Grant The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

10. Data Privacy You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU Award materials (“Data”) by and among, as applicable, the Company, the Service Recipient and any other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Service Recipient may hold certain personal data about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other stock-based awards, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to Fidelity or such other stock plan service provider as may be selected by the Company to assist the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with

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the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Service Recipient will not be affected. The only consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or any other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon the request of the Company or the Service Recipient, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Service Recipient may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Service Recipient.

11. Change in Control Under certain circumstances, if your employment with the Company or its Affiliates terminates during the three year period following a Change in Control of the Company, this Award may be deemed vested. Please refer to the Plan for more information.

12. Changes in Capitalization If prior to the expiration of the Restriction Period changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of Shares and the like, the number and class of Shares subject to this Award will be appropriately adjusted by the Committee, whose determination will be conclusive. If as a result of any adjustment under this paragraph you should become entitled to a fractional Share of stock, you will have the right only to the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Share so disregarded.

13. Notice Until you are advised otherwise by the Committee, all notices and other correspondence with respect to this Award will be effective upon receipt at the following address: ZimVie Inc., ATTN: Employee Stock Services, 10225 Westmoor Drive, Westminster, Colorado 80021.

14. No Additional Rights Except as explicitly provided in this Agreement, this Agreement will not confer any rights upon you, including any right with respect to continuation of employment by the Company or any of its Affiliates or any right to future awards under the Plan. In no event shall the value, at any time, of this Agreement, the Shares covered by this Agreement or any other benefit provided under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its Affiliates unless otherwise specifically provided for in such plan.

15. Breach of Restrictive Covenants As a condition of receiving this Award, you have entered into a non-disclosure, non-solicitation and/or non-competition agreement with the Company or its Affiliates. The Company may, at its discretion, require execution of a restated non-disclosure, non-solicitation and/or non-competition agreement as a condition of receiving the Award. Should you decline to sign such a restated agreement as required by the Company and, therefore, forego receiving the Award, your most recently signed non-disclosure, non-solicitation and/or non-competition agreement shall remain in full force and effect. You understand and agree that if you violate any provision of any such agreement that remains in effect at the time of the violation, the Committee may require you to forfeit your right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require you to return to the Company the Shares covered by the Award or any cash proceeds you received upon the sale of such Shares.

16. Violation of Policies Notwithstanding any other provisions of this Agreement, you understand and agree that if you engage in conduct (which may include a failure to act) in connection with, or that results in, a violation of any of the Company’s policies, procedures or standards, a violation of the Company’s Code of Business Conduct and Ethics, or that is deemed detrimental to the business or reputation of the

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Company, the Committee may, in its discretion, require you to forfeit your right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require you to return to the Company the Shares covered by the Award or any cash proceeds you received upon the sale of such Shares. The Committee may exercise this discretion at any time that you are employed by the Company or any Affiliate of the Company, and at any time during the 18-month period following the termination of your employment with the Company or any Affiliate of the Company for any reason, including, without limitation, on account of Retirement or death.

17. Consent to Electronic Delivery The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. Code Section 409A Compliance To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. The RSUs granted in this Award are intended to be short-term deferrals exempt from Section 409A, but in the event that any portion of this Award constitutes deferred compensation within the meaning of Section 409A, then the issuance of Shares covered by an RSU award shall conform to the Section 409A standards, including, without limitation, the requirement that no payment on account of separation from service will be made to any specified employee (within the meaning of Section 409A) until six months after the separation from service occurs, and the prohibition against acceleration of payment, which means that the Committee does not have the authority to accelerate settlement of this Award in the event that any portion of it constitutes deferred compensation within the meaning of Section 409A. Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy any applicable requirement of Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

19. Construction and Interpretation The Board of Directors of the Company (the “Board”) and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon you and all interested parties. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling. This Agreement and the Plan contain the entire understanding of the parties and this Agreement may not be modified or amended except in writing duly signed by the parties. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other party to this Agreement. The various provisions of this Agreement are severable and in the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included. This Agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

The validity and construction of this Agreement shall be governed by the laws of the State of Colorado, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute arising under this Agreement, the parties hereby submit and consent to the jurisdiction of the State of Colorado, agree that such litigation shall be conducted in the courts of the State of Colorado, or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.

You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in English, so as to enable you to understand the provisions of this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if meaning of the translated version is different from the English version, the English version will control.

20. Insider Trading/Market Abuse Laws Depending on your country, Fidelity’s country or the country in which Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, your country or the country of the applicable stock plan service provider, which may affect your ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside

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information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

21. Foreign Asset/Account Reporting Please be aware that your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You acknowledge that it is your responsibility to be compliant with such regulations, and you should speak to your personal advisor on this matter.

22. Compliance with Laws and Regulations Notwithstanding any other provisions of this Agreement, you understand that the Company will not be obligated to issue any Shares pursuant to the vesting of the RSUs if the issuance of such Shares shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority. Any determination by the Company in this regard shall be final, binding and conclusive.

23. Addendum Your Award shall be subject to any special provisions set forth in the Addendum to this Agreement for your country, if any. If you relocate to one of the countries included in the Addendum during the Restriction Period, the special provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Addendum, if any, constitutes part of this Agreement.

24. Imposition of Other Requirements The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25. Recoupment Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

26. Acceptance If you do not agree with the terms of this Agreement and the Plan, you must reject the Award no later than 60 days following the Grant Date; non-rejection of the Award will constitute your acceptance of the Award on the terms on which they are offered, as set forth in this Agreement and the Plan.

ZIMVIE INC.

By:	[●]
Heather Kidwell
SVP, Chief Legal and Compliance Officer
and Corporate Secretary

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Addendum

ZIMVIE INC.

ADDITIONAL PROVISIONS FOR RESTRICTED STOCK UNITS IN CERTAIN COUNTRIES

This Addendum includes additional country-specific terms that apply if you are residing and/or working in one of the countries listed below. This Addendum is part of the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

This Addendum also includes information of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2022 and is provided for informational purposes. Such laws are often complex and change frequently and results may be different based on the particular facts and circumstances. As a result, you should not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the RSUs vest or you sell Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Note that if you are a citizen or resident of a country other than the country in which you are residing and/or working, or transfer employment after the RSUs are granted to you, or are considered a resident of another country for local law purposes, the information contained in this Addendum may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions or notifications contained herein shall be applicable to you. If you transfer residency and/or employment to another country or are considered a resident of another country listed in the Addendum after the RSUs are granted to you, the terms and/or information contained for that new country (rather than the original grant country) may be applicable to you.

European Union / European Economic Area / Switzerland / United Kingdom

Data Privacy Notice. This section replaces Section 10 of the Agreement for participants in the European Union (“EU”), European Economic Area (“EEA”), Switzerland and/or United Kingdom (“UK”) (collectively, “EEA+”).

Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, uses, and transfers certain personally-identifiable information about you for the exclusive legitimate purposes of implementing, administering and managing the Plan and generally administering equity awards; specifically, your name, home address, email address, telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other entitlement to Shares granted, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you or the Service Recipient (“Data”). In order to facilitate your participation in the Plan, the Company will collect, process, use and transfer your Data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company collects, processes, uses and transfers your personal data pursuant to the Company’s legitimate business interests of managing the Plan and generally administering employee compensation and related benefits. Your refusal to provide Data may affect your ability to participate in the Plan.

Stock Plan Administration Service Providers. The Company transfers Data to Fidelity, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with that service provider, which will serve in a similar manner. The Company’s service provider will open an account for you to receive and trade Shares acquired under the Plan. The processing of Data will take place through electronic means. Data will only be accessible by those individuals requiring access to it for purposes of implementation, administration and operation of the Plan.

International Data Transfers. The Company and its service providers are based, in relevant part, in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. By enrolling in the Plan, you understand that the service providers will receive, possess, use, retain and transfer Data for the purposes of implementing, administering and managing your participation in the Plan. When transferring Data to these service providers, the Company provides appropriate safeguards for protecting Data, including reliance on standard contractual clauses. You may request a copy of, or information about, the safeguards used to protect Data by contacting privacy.nam@zimvie.com.

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Data Retention. The Company will use Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company keeps the Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

Data Subject Rights. To the extent provided by law, you have the right to (i) confirmation on the existence of Data Processing; (ii) access to Data; (iii) correction of incomplete, inaccurate or out-of-date Data; (iv) anonymization, blockage or deletion of Data processed unnecessarily, excessively, or unlawfully; (v) deletion of Data lawfully processed; (vi) information about the institutions with which the Company shared Data; (vii) transfer of Data (data portability); (viii) oppose the processing of Data; and/or (ix) lodge complaints with competent data protection authorities in your country. You understand that the only consequence of refusing to provide Data is that Company may not be able to allow you to participate in the Plan, or grant other equity awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Data, you may contact privacy.nam@zimvie.com.

All Countries

Labor Laws. This provision supplements Section 6(d) of the Agreement.

Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the RSUs as a result of you retiring or reaching a certain age being deemed unlawful and/or discriminatory, the favorable treatment shall not apply and you shall be treated as set forth in the remaining provisions of Section 6(d) of the Agreement.

Australia

Securities Law Information. The RSU grant is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document for the Offer of Restricted Stock Units and Stock Options to Australian Resident Employees, the Plan and the Agreement. By accepting the RSUs, you acknowledge and confirm that you have received these documents.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

Canada

Settlement of RSUs. RSUs will be settled in Shares only, not cash.

Labor Law Information. This provision replaces Section 6(a) of the Agreement.

For all purposes of this Agreement, and except as expressly required by applicable legislation, the term “Service Termination Date” shall mean the earlier of: (1) the date upon which your employment or service with the Service Recipient is terminated and (2) the date you receive written notice of termination of employment or service from the Service Recipient, regardless of any period during which notice, pay in lieu of such notice or related payments or damages are required to be provided under local law (including, but not limited to statutory law, regulatory law and/or common law). For greater certainty, you will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the RSUs under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.

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Securities Law Information. You acknowledge and agree that you will only sell Shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Shares are listed. Currently, the Shares are listed on the Nasdaq Global Market.

The following provisions apply if you are a resident in Quebec:

Language Acknowledgment.

The parties acknowledge that it is their express wish that this Agreement, including this Addendum, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy Consent. This provision supplements Section 10 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration of the Plan. You further authorize the Company, any Affiliates, the administrator of the Plan and Fidelity to disclose and discuss the Plan with their advisors. You further authorize the Company or any Affiliates to record such information and to keep such information in your file. You acknowledge and agree that your personal information, including sensitive personal information, may be transferred or disclosed outside the province of Quebec, including the United States. If applicable, you acknowledge and authorize the Company or its Affiliates, and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.

China

The following provisions apply if you are subject to exchange control regulations in China, as determined by the Company in its sole discretion.

Settlement of RSUs and Sale of Shares. Due to local regulatory requirements, you acknowledge, understand and agree that the Company reserves the right to require the sale of any Shares to be issued to you upon vesting and settlement of the RSUs. Any such sale may occur (i) immediately upon vesting and settlement of the RSUs, (ii) within six months following your termination of employment with the Company or any Affiliate of the Company or (iii) within any such other time frame as may be required by local regulatory requirements. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization and without further consent) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

Exchange Control Information. You understand and agree that, to comply with exchange control requirements, you will be required to immediately repatriate to China the cash proceeds from the sale of the Shares issued upon the vesting of the RSUs or any cash dividends paid on such Shares. You further understand that, under local law, such repatriation of funds will be effectuated through a special exchange control account established by the Company or one of its Affiliates, and you hereby consent and agree that the proceeds from the sale of Shares acquired under the Plan or cash dividends may be transferred to such special account prior to being delivered to you.

The Company may deliver the proceeds to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to you and, due to fluctuations in the Share trading price and/or the U.S. dollar/PRC exchange rate between the vesting/sale date and (if later) when the proceeds can be converted into local currency, the proceeds that you receive may be more or less than the market value of the Shares on the vesting/sale date. You agree to bear the risk of any currency fluctuation between the date the RSUs vest, the receipt of funds and the date of conversion of any funds into local currency.

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You further agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

France

Language Acknowledgement

By accepting the Agreement providing for the terms and conditions of your grant, you confirm having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English. You accept the terms of those documents accordingly.

En acceptant le Contrat d’Attribution décrivant les termes et conditions de votre attribution, vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution (le Plan et le Contrat d’Attribution) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

Exchange Control Information. If you transfer more than €10,000 in Shares or cash into or out of France without the use of a financial intermediary, you must declare the transfer to the French tax and customs authorities.

Germany

Exchange Control Information. For statistical purposes, the German Federal Bank requires that you file electronic reports of any cross-border transactions in excess of €12,500. If you make or receive a payment in excess of this amount, you are responsible for complying with applicable reporting requirements. The electronic “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) can be accessed on the Germany Federal Bank’s website: www.bundesbank.de.

India

Exchange Control Information. You must repatriate all proceeds received from your participation in the Plan to India within the period of time prescribed under applicable Indian exchange control laws, as may be amended from time to time. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the proceeds. You should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the Service Recipient requests proof of repatriation.

It is your responsibility to comply with exchange control laws in India, and neither the Company nor the Service Recipient will be liable for any fines or penalties resulting from failure to comply with applicable laws.

Israel

Settlement of RSUs and Sale of Shares. Due to local regulatory requirements, you agree to the immediate sale of any Shares to be issued to you upon vesting and settlement of the RSUs. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

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Italy

Plan Document Acknowledgment. By accepting the RSUs, you acknowledge that you have received a copy of the Plan, reviewed the Plan, the Agreement and this Addendum in their entirety and fully understand and accept all provisions of the Plan, the Agreement and this Addendum.

In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following clauses in the Agreement: Section 7 (Responsibility for Taxes); Section 8 (Nature of Grant); Section 9 (No Advice Regarding Grant); Section 10 (Data Privacy, as replaced by the provision applicable to participants in the EEA+); Section 14 (No Additional Rights); Section 16 (Violation of Policies); Section 17 (Consent to Electronic Delivery); Section 19 (Construction and Interpretation); Section 20 (Insider Trading/Market Abuse Laws) Section 21 (Foreign Asset/Account Reporting); Section 22 (Compliance with Laws and Regulations); Section 23 (Addendum); Section 24 (Imposition of Other Requirements) and Section 25 (Acceptance).

Japan

Exchange Control Information. If you intend to acquire Shares with a value exceeding ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within twenty days after the acquisition of the Shares.

Singapore

Sale of Common Stock. You hereby agree that any Shares received at settlement will not be offered for sale in Singapore prior to the six (6) month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemption under Part XIII Division I Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.

Securities Law Information. The Award is being made in reliance of section 273(1)(f) of the SFA and is not made to you with a view to the RSUs being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Obligation. If you are a director (including an alternative, substitute or shadow director) of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing within two (2) business days of any of the following events: (1) receiving an interest (e.g., RSUs or Shares) in the Company or any Affiliate; (2) any change in a previously-disclosed interest (e.g., the sale of Shares); or (3) becoming a director. If you are the Chief Executive Officer (“CEO”) of the Company’s Singapore Affiliate and the above notification requirements are deemed to apply to the CEO of the Company’s Singapore Affiliate, the above notification requirements also will apply to you.

Spain

Nature of Grant. This provision supplements Section 8 of the Agreement:

By accepting the RSU, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.

You understand and agree that, as a condition of the grant of the RSU, except as provided for in Section 6 of the Agreement, your termination of employment or service for any reason (including for the reasons listed below) will automatically result in the forfeiture of any RSU that has not vested on your Service Termination Date.

In particular, you understand and agree that the RSU will be forfeited in accordance with Section 6 of the Agreement without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of your employment prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without good cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient, and under Article 10.3 of Royal Decree 1382/1985.

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Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be service providers of the Company or an Affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs and the Shares underlying the RSUs shall not become a part of any employment or service contract (either with the Company, the Service Recipient or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the RSUs would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any award of RSUs shall be null and void.

Securities Law Information. In connection with this grant of RSUs, no “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Addendum) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. It is your responsibility to comply with exchange control regulations in Spain. You must declare the acquisition of Shares for statistical purposes to the Spanish Direccion General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry, Trade and Tourism. Generally, the declaration must be filed in January for Shares owned as of December 31 of each year; however, if the value of the Shares or the sale proceeds exceed €1,502,530, a declaration must be filed within one month of the acquisition or sale, as applicable.

When receiving foreign currency payments in excess of €50,000 derived from the ownership of Shares (e.g., as a result of the sale of the Shares or the receipt of dividends), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will likely need to provide the institution with the following information: (i) name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any additional information that may be required.

Further, you are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

United Kingdom

Responsibility for Taxes. This provision supplements Section 7 of the Agreement:

Without limitation to this Section 7, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are an executive officer or director (within the meaning of Section 13(k) of the Exchange Act) and income tax that is due is not collected from or paid by you within 90 days after the end of the U.K. tax year in which the vesting of the RSUs, release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs occurs, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Service Recipient (as appropriate) for the value of any employee national insurance contributions due on this additional benefit, which the Company or the Service Recipient may obtain from you by any means referred to in Section 7 of the Agreement.

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